Exhibit 10.14.1

FINANCIAL-PERFORMANCE BASED
RESTRICTED STOCK GRANT AGREEMENT (2017)

THIS AGREEMENT, made as of January 30, 2017 (the “Grant Date”), between MDC Partners Inc., a Canadian corporation (the “Corporation”), and [NAME] (the “Grantee”).

WHEREAS, the Corporation has adopted the 2016 Stock Incentive Plan (the “Plan”) for the purpose of providing employees of the Corporation and eligible non-employee directors of the Corporation’s Board of Directors a proprietary interest in pursuing the long-term growth, profitability and financial success of the Corporation (except as otherwise expressly set forth herein, capitalized terms used in this Agreement shall have the definitions set forth in the Plan).

WHEREAS, the Human Resources & Compensation Committee (the “Committee”) of the Board of Directors has determined that it is in the best interests of the Corporation to make the award set forth herein, which award will vest upon achievement by the Corporation of the specified financial growth target during the cumulative three (3) year financial performance period of calendar years 2017, 2018 and 2019.

WHEREAS, pursuant to the Plan, the Committee has determined to grant an Other Stock-Based Award to the Grantee in the form of shares of Class A subordinate voting shares, subject to the terms, conditions and limitations provided herein, including achievement of financial performance targets, and in the Plan (the “Restricted Stock”);

NOW, THEREFORE, the parties hereto agree as follows:

1.     Grant of Restricted Stock.

1.1 The Corporation hereby grants to the Grantee, on the terms and conditions set forth in this Agreement, the number of shares of Restricted Stock set forth under the Grantee's name on the signature page hereto (the “2017 Restricted Stock Award”).

1.2 The Grantee's rights with respect to all the shares of Restricted Stock underlying the 2017 Restricted Stock Award shall not vest and will remain forfeitable at all times prior to the Vesting Date (as defined below). At any time, reference to the 2017 Restricted Stock Award shall be deemed to be a reference to the Restricted Shares granted under Section 1.1 that have neither vested nor been forfeited pursuant to the terms of this Agreement.

1.3 This Agreement shall be construed in accordance with, and subject to, the terms of the Plan (the provisions of which are incorporated herein by reference).

2.     Rights of Grantee.

Except as otherwise provided in this Agreement, the Grantee shall be entitled, at all times on and after the Grant Date, to exercise all rights of a shareholder with respect to the 2017 Restricted Stock Award, including the right to vote the shares of Restricted Stock. Prior to the Vesting Date, the Grantee shall not be entitled to transfer, sell, pledge, hypothecate or assign any portion of the 2017 Restricted Stock Award (collectively, the “Transfer Restrictions”).

3.     Vesting; Lapse of Restrictions.

3.1 The 2017 Restricted Stock Award shall not vest, and the Transfer Restrictions shall not lapse, unless the Corporation achieves the Minimum EBITDA Threshold, as determined by the Committee on or prior to March 1, 2020 (the “Vesting Date”), and the Grantee continues to be serving as an employee of the Corporation on such Vesting Date; provided, that the 2017 Restricted Stock Award shall vest, and the Transfer Restrictions with respect to all the shares of the 2017 Restricted Stock Award shall lapse, if sooner, on the date of any one of the following “Permitted Acceleration Events”: (i) termination of Grantee’s employment without “Cause” or for “Good Reason” within one (1) year following the occurrence of a Change in Control (as defined in the Plan); (ii) a Change in Control in which the Company’s Class A Shares are no longer outstanding and publicly traded immediately follow any such Change in Control; or (iii) the Grantee’s death.

In the event the Grantee (i) is terminated by the Corporation without Cause or (ii) resigns for "Good Reason” (if defined in the Grantee’s employment agreement), the number of shares of Restricted Stock under the 2017 Restricted Stock Award in which the Grantee shall vest on any Vesting Date shall be the product of (a) the number of shares of Restricted Stock under the 2017 Restricted Stock Award that would otherwise vest in accordance with Section 3.3 hereof, if any and (b) a fraction, the numerator of which shall be the number of full months of service completed by the Grantee prior to his or her termination without Cause or resignation for “Good Reason”, as applicable and after the Grant Date, and the denominator of which shall be the number of months in the 2017-2019 Performance Period. Any portion of the 2017 Restricted Stock Award that does not and, as a result of the application of Section 3.3 cannot, vest in accordance with Section 3.3 hereof shall be forfeited and automatically transferred to and reacquired by the Corporation at no cost to the Corporation, and neither the Grantee nor any heirs, executors or successors of such Grantee shall thereafter have any right or interest in such shares of Restricted Stock.

3.2 Notwithstanding anything in this Agreement to the contrary, upon (i) any termination of the Grantee for Cause; (ii) resignation by the Grantee without Good Reason; or (ii) the failure by the Corporation to achieve the Minimum EBITDA Threshold, the 2017 Restricted Stock Award shall be forfeited and automatically transferred to and reacquired by the Corporation at no cost to the Corporation, and neither the Grantee nor any heirs, executors or successors of such Grantee shall thereafter have any right or interest in such shares of Restricted Stock.

3.3    The 2017 Restricted Stock Award shall vest based upon the Corporation’s level of achievement of “Actual Cumulative EBITDA” (as defined below) during the performance period commencing on January 1, 2017 and ending on December 31, 2019 (the “2017-2019 Performance Period”), as described in this Section 3.3. All determinations required to be made hereunder shall be made by the Committee:

(i)
If the Corporation achieves Actual Cumulative EBITDA for the 2017-2019 Performance Period, in an amount equal to at least the sum of (A) the 2017 EBITDA Target, plus (B) the 2018 EBITDA Target, plus (C) the 2019 EBITDA Target (the “Cumulative EBITDA Target”), then 100% of the 2017 Restricted Stock Award shall be deemed fully vested; and

(ii)
If the Corporation achieves Actual Cumulative EBITDA for the 2017-2019 Performance Period, in an amount equal to or greater than 90% but less than 100% of the Cumulative EBITDA Target (the “Minimum EBITDA Threshold”), then an amount equal to 75% of the 2017 Restricted Stock Award shall be deemed vested; and

(iii)
Notwithstanding anything to the contrary set forth herein, in the event that the Corporation achieves Actual Cumulative EBITDA for the three (3) years ended December 31, 2017 in an amount less than the Minimum EBITDA Threshold, then no part of the 2017 Restricted Stock Award shall vest.

For purposes of the foregoing, the following terms shall have the meanings indicated below. Capitalized terms used in this Agreement but not defined herein shall have the meaning assigned to them in the Plan.

(a)	“2017 EBITDA Target” shall mean $205 million.

(b)	“2018 EBITDA Target” shall mean the EBITDA target as set forth in the Corporation’s annual budget for the Corporation’s 2018 fiscal year, as determined by the Committee.

(c)	“2019 EBITDA Target” shall mean the EBITDA target as set forth in the Corporation’s annual budget for the Corporation’s 2019 fiscal year, as determined by the Committee.

(d)	“Actual Cumulative EBITDA” shall mean the sum of the Corporation’s actual annual EBITDA for the Corporation’s 2017, 2018 and 2019 fiscal years, as determined by the Committee.

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(e)
“Cause” shall have the meaning set forth in the Grantee’s employment agreement. If such term is not defined in the Grantee’s employment agreement, then Cause means the Grantee’s termination by reason of (i) his/her continued or willful failure substantially to perform his/her duties for the Corporation, (ii) his/her willful and serious misconduct in connection with the performance of his/her duties for the Corporation, (iii) the Grantee’s conviction of, or entering a plea of guilty to, a crime that constitutes a felony or a crime involving moral turpitude, (iv) his/her fraudulent or dishonest conduct or (v) his/her material breach of any of his/her obligations or covenants under any written policies of the Corporation or any written agreement between such Grantee and the Corporation.

(f)	“Change in Control” shall have the meaning set forth in Section 2(b) of the Plan.

(g)
“Disability” shall mean a mental or physical condition of the Grantee rendering him/her unable to perform his/her duties for the Corporation for a period of six (6) consecutive months or for 180 days within any consecutive 365-day period and which is reasonably expected to continue indefinitely; provided that if, as of the date of determination, the Grantee is a party to an effective employment agreement with a different definition of “Disability”, the definition of “Disability” (or its derivation) contained in such employment agreement shall be substituted for the definition set forth above for all purposes hereunder.

(h)
“EBITDA” shall mean, for any measurement period, the Corporation’s consolidated earnings before interest, taxes, depreciation and amortization, plus any non-cash charges for stock-based compensation which were deducted in the calculation of EBITDA. For purposes of clarification, (i) EBITDA will not be adjusted for incremental EBITDA due to acquisitions with respect to the applicable year of closing any such acquisition by the Corporation; and (ii) in determining EBITDA, consolidated earnings shall not be reduced by compensation expenses attributable to the 2014 Cash LTIP Plan but shall be reduced (or with respect to losses, increased), by compensation expenses attributable to any other compensation plan, program or arrangement of the Corporation, to the extent such expenses are recorded in accordance with GAAP.

(i)	“Good Reason” shall have the meaning set forth in the Grantee’s employment agreement, if any.
4.    Escrow and Delivery of Shares.

4.1 Certificates (or an electronic "book entry" on the books of the Corporation's stock transfer agent) representing the shares of Restricted Stock shall be issued and held by the Corporation (or its stock transfer agent) in escrow (together with any stock transfer powers which the Corporation may request of Grantee) and shall remain in the custody of the Corporation (or its stock transfer agent) until (i) their delivery to the Grantee as set forth in Section 4.2 hereof, or (ii) their forfeiture and transfer to the Corporation as set forth in Section 3.2 hereof. The appointment of an independent escrow agent shall not be required.

4.2    (a) Certificates (or an electronic "book entry") representing those shares of Restricted Stock in respect of which the Transfer Restrictions have lapsed pursuant to Section 3.1 hereof shall be delivered to the Grantee as soon as practicable following the Vesting Date.

(b) The Grantee, or the executors or administrators of the Grantee's estate, as the case may be, may receive, hold, sell or otherwise dispose of those shares of Restricted Stock delivered to him or her pursuant to this Section 4.2 free and clear of the Transfer Restrictions, but subject to compliance with all federal and state securities laws.

4.3     (a) Each stock certificate issued pursuant to Section 4.1 shall bear a legend in substantially the following form:

THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS APPLICABLE TO RESTRICTED STOCK CONTAINED IN THE 2016 STOCK INCENTIVE PLAN

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(THE "PLAN") AND A RESTRICTED STOCK AGREEMENT (THE "AGREEMENT") BETWEEN THE CORPORATION AND THE REGISTERED OWNER OF THE SHARES REPRESENTED HEREBY. RELEASE FROM SUCH TERMS AND CONDITIONS SHALL BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF THE PLAN(S) AND THE AGREEMENT, COPIES OF WHICH ARE ON FILE IN THE OFFICE OF THE SECRETARY OF THE CORPORATION.

(b)     As soon as practicable following a Vesting Date, the Corporation shall issue a new certificate (or electronic "book entry") for shares of the Restricted Stock which have become non-forfeitable in relation to such Vesting Date, which new certificate (or electronic "book entry") shall not bear the legend set forth in paragraph (a) of this Section 4.3 and shall be delivered in accordance with Section 4.2 hereof.

5. Dividends. All dividends declared and paid by the Corporation on shares underlying the 2017 Restricted Stock Award shall be deferred until the lapsing of the Transfer Restrictions pursuant to Section 3.1 and shall be distributed only to the extent the underlying shares of Restricted Stock vest and are distributed in accordance with Section 3. The deferred dividends shall be held by the Corporation for the account of the Grantee until the Vesting Date, at which time the dividends shall be paid to the Grantee. Upon the forfeiture of the shares of Restricted Stock pursuant to Section 3, any deferred dividends shall also be forfeited to the Corporation.

6. No Right to Continued Retention. Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right with respect to continuance as an employee, nor shall this Agreement or the Plan interfere in any way with the right of the Corporation to terminate the Grantee's service as an employee at any time.

7. Adjustments Upon Change in Capitalization. If, by operation of Section 10 of the Plan, the Grantee shall be entitled to new, additional or different shares of stock or securities of the Corporation or any successor corporation, such new, additional or different shares or other property shall thereupon be subject to all of the conditions and restrictions which were applicable to the shares of Restricted Stock immediately prior to the event and/or transaction.

8.    Modification of Agreement. Except as set forth in the Plan and herein, this Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

9. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force and effect in accordance with their terms.

10.    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflict of laws principle, except to the extent that the application of New York law would result in a violation of the Canadian Business Corporation Act.

11.    Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Corporation. This Agreement shall inure to the benefit of the Grantee's heirs, executors, administrators and successors. All obligations imposed upon the Grantee and all rights granted to the Corporation under this Agreement shall be binding upon the Grantee's heirs, executors, administrators and successors.

MDC PARTNERS INC.

By:
Name: Christine LaPlaca
Title: Senior Vice President

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MDC PARTNERS INC.

By:
Name: Mitchell Gendel
Title: General Counsel

GRANTEE: [NAME]

By:
Name:

Number of Shares of Restricted
Stock Hereby Granted: [NUMBER OF SHARES]

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